Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 28, 2008, with respect to the consolidated financial statements, Schedule II and internal control over financial reporting of Einstein Noah Restaurant Group, Inc. included in the 2007 Annual Report on Form 10-K for the year ended January 1, 2008, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/GRANT THORNTON LLP

Denver, Colorado

January 9, 2009